MOTUS GI, INC.

1301 EAST BROWARD BLVD – SUITE 310
FORT LAUDERDALE, FL 33301

December 23, 2019

ELAD AMOR

Dear Elad:

We are pleased to offer you full time employment with **MOTUS GI HOLDINGS, INC.**, a Delaware corporation (the ***"Company"***) as Director, Corporate Finance on or before January 16, 2020

During the period of your employment, you shall (a) report to Andrew Taylor, CFO, (b) devote your entire working time for or at the direction of the Company or its affiliates, (c) use your best efforts to complete all assignments, (d) adhere to the Company's procedures and policies in place from time to time; and (e) attend health care compliance and other training as required by the Company.

Your on-target total annualized compensation will be $218,500 and will consist of a base salary of $190,000 and an annual performance bonus target equaling 15% of your base salary or $28,500. Your annual performance bonus will be determined and paid within the first quarter of each fiscal year, provided you are actively employed in good standing on such date. All wages will be paid in accordance with the Company's normal payroll procedures and subject to all applicable withholdings as required by law.

Subject to the approval by the Motus GI Holdings, Inc. Board of Directors, the employee shall receive options to purchase 50,000 shares of common stock of Motus GI Holdings, Inc. The "Options" shall have an exercise price and shall vest with a price and vesting schedule determined by the board of directors and subject to the terms and conditions of the Company's equity incentive plan (the "Plan"). As the same may be amended from time to time, and a separate stock option agreement between the Company and you that sets forth the terms of the option grant (e.g., exercise price, expiration date and vesting schedule of the stock options). The exercise price per share of the Option will be equal to the fair market value per share of the Common stock on the date of the grant, as determined by the Board in the manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended.

During your employment with the Company you will be entitled to participate in all of its then-current customary employee benefit plans and programs, including 17 days of paid time off per year, and in all events subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

You will be entitled to paid time off in accordance with the Company's policies and practices in force as of your hire date or as such policies and procedures may be modified from time to time.

You are required, as a condition to your employment with the Company, to sign the Company's standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement (the "Covenants Agreement") in the form enclosed with this letter. By executing this letter below, you represent and warrant to the Company that you have no agreement with, or duty to, any previous employer or other person or entity that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company and that you have provided the Company with copies of all confidentiality, non-solicitation, non-competition and similar agreements to which you are a party or are otherwise bound.

This offer of employment with the Company is contingent upon our satisfactory completion of reference and background checks, proof of your authorization to work in the United States, and a satisfactory review of all confidentiality, non-solicitation, non-competition or similar agreements to which you are a party or are otherwise bound. If, based upon a unique circumstance, you commence work before the Company has completed its inquiry, you will be deemed to be a conditional employee.

Although we hope that your employment with us is mutually satisfactory, employment at the Company is "at will." This means that either you or the Company are entitled to terminate your employment at any time for any reason, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express writing signed by you and the Board of Directors of the Company.

This letter and its attachments contain all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

Please indicate your agreement with these terms and accept this offer by signing and dating duplicate original copies of this offer letter and the Covenants Agreement and returning them to me on or before ***January 3, 2020***.

Sincerely,

Andrew Taylor, CFO

Agreed to and Accepted by:

____

Employee Eland Anson

Dated: 12/27, 2019

EMPLOYEE PROPRIETARY INFORMATION, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

THIS EMPLOYEE PROPRIETARY INFORMATION, NON-SOLICITATION AND NON-COMPETITION AGREEMENT (this ***"Agreement"***) is made as of the date set forth below between MOTUS GI, INC., a Delaware corporation (the ***"Company"***), and the undersigned, who is about to become an employee of the Company (***"Employee"***).

This Agreement confirms certain terms of Employee's employment with the Company, which Employee acknowledges are a material part of the consideration for Employee's employment by the Company, and the compensation received by Employee from the Company from time to time.

1. DEFINITIONS. The following capitalized terms used in this Agreement shall have the following meanings:

(a) ***"Company Documents and Materials"*** means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents or media have been prepared by Employee or by others. Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, tests, test results, experiments, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

(b) ***"Inventions"*** means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Employee, either alone or jointly with others.

(c) ***"Proprietary Information"*** means information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known to, or was or is conveyed to the Company, which has commercial value in the Company's business, whether or not patentable or copyrightable, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions, works of authorship, formulas, business and product development plans, customer lists and information, performance levels of the Company's employees and consultants, the Company's customers and other information concerning the Company's actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person or entity.

2. CONFIDENTIALITY OF PROPRIETARY INFORMATION.

(a) Nature of Information. Employee understands that the Company possesses and will possess Proprietary Information which is important to its business. Employee

understands that Employee's engagement creates a relationship of confidence and trust between the Company and Employee with respect to Proprietary Information.

(b) Property of the Company. Employee acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company. Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in the Proprietary Information or any Company Documents and Materials. Employee agrees that all Inventions and other work product Employee makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Employee's employment, including, but not limited to, conceptions or ideas derived prior to employment and developed for the first time (in whole or in part, either alone or jointly with others) during employment, shall be the sole property of the Company to the maximum extent permitted by law and Employee hereby irrevocably assigns to the Company any right, title and interest Employee has to such work product.

(c) Confidentiality. At all times, both during the term of Employee's engagement by the Company and after Employee's termination, Employee shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Chairman of the Board of Directors (the "***Chairman***") or other duly designated officer of the Company, except as may be necessary in the ordinary course of performing Employee's duties for the Company; provided, however, that Employee shall have no such obligation with respect to Proprietary Information that (i) was already known to Employee at the time of its disclosure to Employee by or on behalf of the Company, as evidenced by written records, (ii) at the time of disclosure to Employee was generally available to the public or otherwise in the public domain, or (iii) subsequent to such disclosure becomes generally available to the public without fault on Employee's part.

(d) Compelled Disclosure. In the event that Employee is requested in any proceeding to disclose any Proprietary Information, Employee shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Employee is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Employee may disclose such information without liability hereunder; provided, however, that Employee gives the Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Employee's best efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information.

(e) Records. Employee agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.

(f) Handling of the Company Documents and Materials. Employee agrees that during Employee's employment by the Company, Employee shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as Employee may

be required to do in connection with performing the duties of Employee's employment. Employee further agrees that, immediately upon the termination of Employee's employment by Employee or by the Company for any reason, or during Employee's employment if so requested by the Company, Employee shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Employee's personal copies of personnel records and records relating to Employee's compensation and benefits; and (ii) Employee's copy of all agreements between Employee and the Company including this Agreement.

3. NON-SOLICITATION OF COMPANY CUSTOMERS. During the term of Employee's employment and for one (1) year thereafter, Employee shall not without the express prior written consent of the Company, directly or indirectly, contact, communicate, solicit, transact business with or perform services for (or assist any third party in contacting, communicating, soliciting, transacting business with or performing any services for) any person or entity that is or was (at any time within 12 months prior to the contact, communication, solicitation, transaction of business, or performance of services), a customer or prospective customer of the Company, (i) to whom or which Employee was assigned during the term of Employee's employment, or (ii) about whom or which Employee acquired Proprietary Information during the term of Employee's employment.

4. NON-SOLICITATION OR HIRE OF COMPANY EMPLOYEES. During the term of Employee's employment and for one (1) year thereafter, Employee shall not encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other person or entity. As part of this restriction, Employee shall not (a) interview or provide any input to any third party regarding any such person during such time period, or (b) retain or hire in any capacity, either individually or for any company by which Employee may be employed or with which Employee may be affiliated, any person who is or was employed by the Company at any time during the time of Employee's employment with Company and six (6) months after the termination of Employee's employment with the Company. Notwithstanding the foregoing, the restrictions of this Section shall not apply with respect to the *bona fide* hiring and firing of the Company personnel to the extent such acts are part of Employee's duties for the Company.

5. NON-SOLICITATION OF NON-EMPLOYEES. During the term of this Agreement and for one (1) year thereafter, Employee shall not interfere with or attempt to impair the relationship between the Company and any of its non-employee consultants and advisors or customers, nor shall Employee attempt, directly or indirectly, to solicit, entice, hire or otherwise induce any non-employee consultant or advisor or customer of the Company to terminate association with the Company.

6. NON-COMPETITION. During the term of Employee's employment and for one (1) year thereafter, Employee shall not, with or without consideration, render services in any capacity to any person, or the division or subsidiary of any business, firm or company engaged in marketing any intra-procedural device designed to clean the GI tract during an endoscopy procedure, or any business which has a product competitive with a product of the Company with which Employee was involved at the time of Employee's employment by the Company, or the termination of Employee's employment. Employee shall not become interested in any portion of

a business which has a product competitive with a product of the Company with which Employee was involved while employed by the Company, either directly or indirectly, as partner, stockholder, principal, member, employee, agent, trustee, consultant, or any other relationship or capacity; provided, however, that such restriction shall not apply with respect to a less than or equal to a one percent (1%) of an entity which is publicly traded and listed on a recognized securities exchange. Nothing herein shall prevent Employee after termination of his employment from being employed by a division or subsidiary of a company that does not have any products which compete with products developed or in the process of being developed by the Company at the time of Employee's employment by the Company, even though such new employer has other divisions or subsidiaries which have products competitive with the Company's products.

7. **REASONABLENESS OF TERMS.** The Company and Employee agree that the terms contained in Sections 2-6 of this Agreement are reasonable in all respects and that the restrictions contained therein are designed to ensure that Employee does not engage in unfair competition with the Company. In the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified.

8. **REMEDIES.** Employee acknowledges that a violation of the terms of this Agreement may give rise to irreparable injury to the Company inadequately compensable in damages, and accordingly, agrees that the Company may seek injunctive relief against such breach or threatened breach, in addition to any other legal remedies which may be available, including recovery of monetary damages. In any action successfully brought by the Company to enforce the rights of the Company against Employee under this Agreement, the Company shall also be entitled to recover reasonable attorneys' fees and costs of the action, and the period of the restrictions above shall be deemed to commence upon the entry of the court's order for relief.

9. **GENERAL.**

(a) **Obligations to Prior Employers or Others.** Employee understands and agrees that Employee may not disclose to the Company or its customers or induce or cause the Company or its customers to use any secret or confidential information or material belonging to others, including former employers, if any.

(b) **Severability.** Employee agrees that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(c) **Authorization to Notify New Employer.** Employee hereby authorizes the Company to notify Employee's new employer about Employee's rights and obligations under this Agreement following the termination of Employee's employment with the Company.

(d) **Entire Agreement.** This Agreement sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and supersedes all prior discussions between them, including but not limited to any and all statements

made by any officer, employee or representative of the Company regarding the Company's financial condition or future prospects. Employee understands and acknowledges that, except as set forth in this Agreement and in the offer letter from the Company to Employee, (i) no other representation or inducement has been made to Employee, (ii) Employee has relied on Employee's own judgment and investigation in accepting Employee's employment with the Company, and (iii) Employee has not relied on any representation or inducement made by any officer, employee or representative of the Company. **Notwithstanding the foregoing, to the extent any provision of this Agreement conflicts with any provision of a separate, written employment agreement between the Company and Employee, such employment agreement shall control.**

(e) Amendment. No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement shall be effective unless in a writing signed by the Chairman of the Company and Employee. Employee understands and agrees that any subsequent change or changes in Employee's duties, salary or compensation shall not affect the validity or scope of this Agreement.

(f) Effective Date and Binding Effect. This Agreement shall be effective as of the first day of Employee's employment with the Company and shall be binding upon Employee, Employee's heirs, executor, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

(g) Governing Law; Consent to Jurisdiction, Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the [State of Delaware], without regard to its principles of conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the [State of Delaware and the United States District Court for the District of Delaware] for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON EMPLOYEE WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE EMPLOYEE TO SIGN THIS AGREEMENT. EMPLOYEE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY.

THE COMPANY:	**EMPLOYEE:**
MOTUS GI, INC.	
By:______________________________	______________________________
Name: Andrew Taylor	
Title: CFO	
Date: 12/27, 2019	